[Name of Selling Firm] [Address]

Exhibit B
FORM OF 12B-1 RELATED AGREEMENT

RE:    Manager Directed Portfolios (the “Trust”) Ladies and Gentlemen:
This Agreement (“Agreement”) confirms our understanding and agreement with respect to Rule 12b-1 payments to be made to you pursuant to a Distribution and Shareholder Servicing (Rule 12b-1) Plan adopted by the Spyglass Growth Fund (the “Fund”), a series of the Trust for which we serve as principal distributor (the “Distributor”).
1.From time to time during the term of this Agreement, we may make payments to you pursuant to a distribution plan (the “Plan”) adopted by the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to the Fund’s Retail share class. You agree to furnish sales and marketing services to your customers who invest in and own the Retail share class, including, but not limited to, answering routine inquiries regarding the Fund and processing shareholder transactions. With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you. The Fund or we, as Distributor, each reserves the right, without prior notice, to suspend or eliminate the payment of such Plan payments by amendment or supplement to the then-current Prospectus of the Fund or other written notice to you.
2.Any such Plan payments shall reflect the amounts described in a written payout schedule we provide to you. Payments will be based on the dollar amount of Retail shares which are owned by those customers of yours whose records, as maintained by the Fund or its transfer agent, designate your firm as the customer’s dealer of record. No such Plan payments will be payable to you with respect to shares purchased by or through you and redeemed by the Fund within seven business days after the date of confirmation of such purchase. You represent that you are eligible to receive any such payments made to you under the Plan.
3.You agree that all activities conducted under this Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any applicable rules of the Financial Industry Regulatory Authority, Inc. In particular, you agree to maintain and enforce anti-money laundering procedures as required under the USA PATRIOT Act. In addition, you agree that you will not share any nonpublic personal information concerning any of the Fund’s shareholders with any third party (other than us) unless specially directed by the Trust or allowed under the Gramm-Leach-Bliley Act.

4.Upon request, on a quarterly basis, you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended. We shall provide quarterly reports to the Trust’s Board of Trustees (the “Board”) of amounts expended pursuant to the Plan and the purposes for which such expenditures were made. You shall furnish us with such other information as we shall reasonably request in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.
5.This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plan or in Rule 12b-1. This Agreement may be terminated, without penalty, by either of us, upon ten days’ prior written notice to the other party. In addition, this Agreement will be terminated upon a termination of the Plan with respect to the
Retail share class, the termination of your Dealer Agreement with us, or if our Distribution Agreement with the Trust terminates. In addition, this Agreement shall terminate immediately upon its assignment.
6.This Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchase of shares of the Fund for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.
7.This Agreement shall become effective as of the date when it is executed and dated by us below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of Delaware without regard to conflict of laws principles.
If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.
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By:
Insert Name: ———————————
Title: —————————
Date:

Agreed to and Accepted: Name and Address of Selling Member firm: By:
Insert Name: ———————————
Title: —————————
Date: